                                                                   EXHIBIT 99.1


                                              Financial Contact: Joel Kimbrough
                                                                   901.385.3621
                                       Investor Relations Contact: Kerry Finney
                                                                   901.381.7442

For Immediate Release

ACCREDO HEALTH, INC. ANNOUNCES RECORD THIRD QUARTER RESULTS

Memphis, TN, May 3, 2004 - Accredo Health, Incorporated (NASDAQ: ACDO) today reported record results for its third quarter ended March 31, 2004. Net earnings were $21.1 million or $0.43 per diluted share, for the quarter ended March 31, 2004. The company had incurred a net loss of $18.7 million, or $0.39 per diluted share, for the same period in fiscal 2003. The loss was due to the bad debt expense of $66.1 million recorded in the March 2003 quarter compared to $9.3 million recorded in the March 2004 quarter. Revenues for the quarter increased 14% to $409.3 million compared to $358.1 million for the same period in fiscal 2003. In addition, gross profit margins were 20.5% and earnings before minority interest, interest, taxes, depreciation and amortization (EBITDA) as a percentage of total revenues were 9.8% for the quarter ended March 31, 2004. An explanation and reconciliation of net income under generally accepted accounting principles (GAAP) to EBITDA is discussed in the question and answer section of this press release.

David D. Stevens, Accredo's chief executive officer commented, "We are pleased with the record results achieved in the March quarter. We are also excited about our recently announced new and expanded relationships. Bertek Pharmaceuticals, Inc. selected us as one of three specialty pharmacy providers of APOKYN(TM) used in the treatment of Parkinson's disease for patients who suffer from debilitating periods of total or partial immobility or "off" episodes associated with the disease. In addition, we have expanded our relationship with Medco Health Solutions, Inc. (NYSE: MHS) through a ten-year strategic alliance becoming the preferred retail and home delivery pharmacy provider to Medco Health Solutions, Inc. ("Medco") members for the specialty products we currently dispense. While we continued to benefit from prior payor agreements with Medco in the March quarter, we did not experience any transfer of new patients pursuant to the new strategic alliance. However, we do expect the transfer of patients to begin by the end of our fourth quarter.
These events continue to validate our niche specialty pharmacy model."

Joel R. Kimbrough, Accredo's chief financial officer, added, "We are pleased with the continued overall revenue growth. In addition, based upon our results through the March quarter, we also expect to achieve 37% to 39% growth in our Synagis(R) revenues for the treatment of RSV in infants in fiscal 2004. As a reminder, we began distributing certain products on a consignment basis and sold our infertility business during fiscal 2003 eliminating revenues from these products in future periods. In the March 2003 quarter, our revenues from these products amounted to approximately $23.0 million. Excluding the $23.0 million, total revenues increased 22% from the March 2003 to the March 2004 quarter."

Mr. Kimbrough continued, "Based upon our results to date, the continuing unknown reimbursement environment related to MediCal and excluding any potential benefit from our new relationship with Medco, we expect our results for our fiscal year ending June 30, 2004 to be at the lower end of our previous revenue estimate range of $1.50 billion to $1.55 billion and our previous earnings per share estimate range of $1.58 to $1.63. In the June 2004 quarter, we will incur incremental costs in preparation for the implementation of the Medco alliance. In addition, we are increasing our estimates for our fiscal year ending June 30, 2005 previously announced. Due to the expanded relationship with Medco, we estimate that for our fiscal year ending June 30, 2005, we will achieve revenues in the $1.85 billion to $1.90 billion range and earnings per share of $1.88 to $1.93. These estimates do assume reductions in the MediCal and Medicare reimbursement rates based upon information we have at this time. These estimates assume no new indications for current product lines, potential new product lines or future acquisitions and could be impacted upon final resolution by MediCal of the reimbursement rate changes now being considered."

IN ADDITION TO THE PREVIOUS DISCUSSIONS, WE ARE PROVIDING THE FOLLOWING QUESTIONS AND ANSWERS RELATED TO OUR OPERATING RESULTS AND OUR ON-GOING
BUSINESS:

Q1)      WHAT IS THE RECONCILIATION OF NET INCOME UNDER GAAP TO EBITDA?

A1) When we refer to EBITDA, we mean net income before minority interest, interest, income tax expense, and depreciation and amortization. We have included the EBITDA information because we consider it to be a good indication of our ability to generate cash flow in order to liquidate our liabilities and reinvest in our Company. EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance or for cash flow as a measure of liquidity. A reconciliation of net income under GAAP to EBITDA for the quarter ended March 31, 2004 is as follows (in thousands):


                                                                   2004
                                                                 -------
         Net income                                              $21,127
         Minority interest in consolidated subsidiary                688
         Interest expense, net                                     1,964
         Income tax expense                                       13,254
         Depreciation and amortization                             3,277
                                                                 -------
         EBITDA                                                  $40,310
                                                                 =======
         EBITDA as a percentage of total revenues
                                                                     9.8%
                                                                 =======

Q2)      WHY DID THE COMPANY INCUR A LOSS OF $18.7 MILLION IN THE MARCH 2003
QUARTER?

A2) During the March 2003 quarter, we analyzed historical collection rates and other data used in estimating the allowance for doubtful accounts. Our calculations indicated that the accounts receivable reserve needed to be increased. As a result of the new information obtained through the analysis, we recorded a charge to bad debt expense and increased the allowance for doubtful accounts resulting in a net loss of $18.7 million for the quarter ended March 31, 2003.

Q3) WHAT CHANGES HAVE BEEN MADE TO THE INCOME STATEMENT FOR THE MARCH 2003 QUARTER?

A3) As discussed in the June 2003 quarter, management determined that the recognition of revenue is upon the delivery of product to the patient (which typically occurs one day after shipment), and the Company has no further obligation related to such product. Previously, the Company considered the delivery to occur when the product was shipped. As a result, the impact on the March 2003 financial results was a decrease in revenues from $366.6 million (as previously reported) to $358.1 million and an increase in net loss from $17.8 million, or $0.37 per diluted share, (as previously reported) to a net loss of $18.7 million, or $0.39 per diluted share.

         In addition, amortization of debt financing costs amounting to $370,000 has been reclassified from amortization expense to interest expense in the March 2003 quarter. The reclassification of the amortization expense to interest expense did not impact net income.

Q4) WHY DID GROSS PROFIT MARGINS DECREASE TO 20.5% IN THE MARCH 2004 QUARTER COMPARED TO 20.8% ACHIEVED IN THE SAME QUARTER LAST YEAR?

A4) For the March 2004 quarter, gross profit margins decreased to 20.5% compared to 20.8% in the same quarter last year. The decrease is primarily a result of product mix changes. We derived a larger percentage of our revenues from lower margin products (primarily Synagis(R)) in the March 2004 quarter when compared to the same quarter last year. We expect our overall gross margin percentage to be in the 20.5% to 21.5% range in the fourth quarter of fiscal 2004.

Q5) WHAT IS THE STATUS OF PROPOSED CHANGES IN MEDICARE AND MEDICAL REIMBURSEMENT RATES?

A5) The recently passed Medicare rate reduction that was effective January 1, 2004, excluded blood clotting factor from the rate change of AWP less 5% to AWP less 15%. The summary of these proposed changes is vague as to the impact, if any, on blood clotting factor reimbursement in fiscal 2005 and 2006. We now understand that it is CMS's intention that the ASP plus 6% reimbursement formula will affect blood clotting factor reimbursement during those periods.

         On December 23, 2003, the United States District Court for the Eastern District of California issued an injunction enjoining the State of California from implementing a scheduled 5% reimbursement rate reduction paid to providers of the state's MediCal program, which was scheduled to take effect on January 1, 2004. The length of the injunction and the ultimate outcome of this litigation are uncertain at this time. In addition, MediCal's proposed change to ASP plus 20% as a reimbursement formula for blood clotting factor was to be effective January 1, 2004. Presently, there has been no clarification by the State of California as to the definition of ASP or other information to establish product reimbursement levels or planned implementation dates. The Company's earnings guidance includes an estimate of the effect from these proposed changes beginning January 1, 2004.

Q6) WHY DOES THE REVENUE AND EARNINGS GUIDANCE INDICATE A SEQUENTIAL DECLINE FROM THE THIRD QUARTER TO THE FOURTH QUARTER?

A6) For fiscal year 2004, Synagis(R) will achieve revenues in the range of $104 to $106 million, a 37% to 39% increase over last year, which does not include the revenues recorded by our unconsolidated joint ventures. The majority of the Synagis(R) revenue and the related earnings are generated in the second and third quarters.

As previously announced, the Company's conference call to discuss the third quarter results is scheduled for Monday, May 3, 2004, at 9:00 a.m. CDT. The conference call will be web-cast live on the Accredo Health, Incorporated web site. Interested parties may access the web-cast at www.accredohealth.com beginning at 9:00 a.m. CDT on May 3, 2004. A replay of the call will be available, and there will also be a playback of the conference call available over the Internet beginning approximately one hour after the end of the conference call. The replay of the call will be available until May 21, 2004 at 5:00 p.m. CDT. To access the replay call, dial 402-220-2491 and enter the code 23001592. The Internet playback option will be archived on the Company's website. To access the Internet playback, go to www.accredohealth.com.

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating acquisitions, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading "Risk Factors" made in Accredo's Annual Report on Form 10-K for its year ended June 30, 2003.

                          ACCREDO HEALTH, INCORPORATED
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                           (UNAUDITED)                          (UNAUDITED)
                                                        NINE MONTHS ENDED                    THREE MONTHS ENDED
                                                             MARCH 31,                            MARCH 31,
                                                  -------------------------------       -------------------------------
                                                      2004               2003               2004               2003
                                                  ------------       ------------       ------------       ------------
Net patient revenue                               $  1,103,197       $  1,015,676       $    398,919       $    349,372
Other revenue                                           28,604             27,259              9,667              8,336
Equity in net income of joint ventures                   2,272              1,345                722                405
                                                  ------------       ------------       ------------       ------------
Total revenues                                       1,134,073          1,044,280            409,308            358,113
Cost of sales                                          894,338            830,202            325,517            283,531
                                                  ------------       ------------       ------------       ------------
Gross profit                                           239,735            214,078             83,791             74,582

General & administrative expenses                      103,166             97,174             34,178             33,761
Bad debts                                               23,731             80,345              9,303             66,103
Depreciation and amortization                            9,333              7,548              3,277              2,715
                                                  ------------       ------------       ------------       ------------
Income (loss) from operations                          103,505             29,011             37,033            (27,997)

Interest expense, net                                   (6,365)            (7,194)            (1,964)            (2,384)
Minority interest in consolidated subsidiary            (1,741)            (1,473)              (688)              (470)
                                                  ------------       ------------       ------------       ------------
Net income (loss) before income taxes                   95,399             20,344             34,381            (30,851)
Provision for income tax expense (benefit)              36,855              8,048             13,254            (12,128)
                                                  ------------       ------------       ------------       ------------
Net income (loss)                                 $     58,544       $     12,296       $     21,127       $    (18,723)
                                                  ============       ============       ============       ============

Earnings (loss) per share:
    Basic                                         $       1.22       $       0.26       $       0.44       $      (0.39)
    Diluted                                       $       1.20       $       0.25       $       0.43       $      (0.39)

Weighted average shares outstanding:
    Basic                                           48,050,099         47,419,325         48,307,891         47,698,820
    Diluted                                         48,869,037         48,488,663         49,277,358         48,541,507


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                (UNAUDITED)
                                                 MARCH 31,       JUNE 30,
                                                   2004            2003
                                                ----------      ----------
Cash & cash equivalents                         $   44,635      $   48,006
Accounts receivable, net                           354,420         307,982
Inventories                                        139,536          89,985
Other current assets                                46,530          55,909
Fixed assets, net                                   34,759          31,681
Intangible and other assets                        409,608         381,220
                                                ----------      ----------
Total assets                                    $1,029,488      $  914,783
                                                ==========      ==========

Current liabilities                             $  259,493      $  206,008
Long-term debt                                     166,605         178,438
Other liabilities                                   24,182          17,629
Stockholders' equity                               579,208         512,708
                                                ----------      ----------
Total liabilities and stockholders' equity      $1,029,488      $  914,783
                                                ==========      ==========


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)


                                                               (UNAUDITED)                  (UNAUDITED)
                                                            NINE MONTHS ENDED           THREE MONTHS ENDED
                                                                 MARCH 31,                    MARCH 31,
                                                         -------------------------     -------------------------
                                                            2004           2003           2004           2003
                                                         ----------     ----------     ----------     ----------
Net cash provided by operating activities                $   49,206     $   47,954     $   23,584     $   16,078
Net cash (used in) investing activities                     (46,122)       (33,937)        (4,722)       (22,279)
Net cash provided by (used in) financing activities          (6,455)       (24,868)           (90)         1,920
                                                         ----------     ----------     ----------     ----------
Increase (decrease) in cash and cash equivalents         $   (3,371)    $  (10,851)    $   18,772     $   (4,281)
                                                         ==========     ==========     ==========     ==========